UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

December 7, 2017
_________________

Commission	Registrant; State of Incorporation;	IRS Employer
File Number	Address; and Telephone Number	Identification No.

001-09057	WEC ENERGY GROUP, INC.	39-1391525
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 1331
Milwaukee, WI 53201
(414) 221-2345

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b) Director Retirement

On December 7, 2017, Paul W. Jones notified WEC Energy Group, Inc. (“WEC Energy”) that he would be retiring from WEC Energy’s Board of Directors effective at the end of the day on December 31, 2017. In consideration of his exemplary service and contributions to helping WEC Energy exceed its goals for cost savings and integration post-acquisition of Integrys Energy Group, on December 7, 2017, the Compensation Committee of WEC Energy’s Board of Directors accelerated the vesting of all unvested shares of restricted stock awarded to Director Jones, consisting of approximately 4,838 shares, effective December 31, 2017.

(d) Election of New Director

On December 7, 2017, the Board of Directors of WEC Energy elected William M. Farrow III to the Board of Directors of WEC Energy effective January 1, 2018. Mr. Farrow currently serves as Director, President and Chief Executive Officer of Urban Partnership Bank, a community development bank with offices in Chicago, Illinois and Detroit, Michigan. Mr. Farrow has not been appointed to any Board Committees at this time. The Board of Directors determined that Mr. Farrow is independent pursuant to WEC Energy’s Corporate Governance Guidelines.

Consistent with WEC Energy’s compensation policy for non-employee directors, Mr. Farrow will receive an annual cash retainer fee of $100,000. Mr. Farrow will also receive an annual restricted stock award equal to a value of $135,000, with all shares vesting one year from the date of grant. Based upon market research provided by its compensation consultant, Frederic W. Cook & Co., the Compensation Committee increased the value of the annual restricted stock award for non-executive directors from $125,000 to $135,000, effective January 1, 2018.

(e) Compensatory Arrangements

Performance Measures for Annual Incentive Compensation

On December 7, 2017, pursuant to the terms of the WEC Energy Group Short-Term Performance Plan, as amended and restated effective as of January 1, 2016 (the “STPP”), the Compensation Committee of WEC Energy’s Board of Directors (the “Compensation Committee”) established the overall performance measures and their respective weighting for the upcoming 2018 plan year. For WEC Energy officers, the 2018 annual incentive under the STPP will be primarily dependent upon financial achievement determined by WEC Energy’s performance against targets for earnings from continuing operations (75% weight) and cash flow (25% weight). Awards can be increased or decreased by up to 10% based upon performance in the operational areas of customer satisfaction (5%), safety (2.5%) and supplier and workforce diversity (2.5%) for the entire family of WEC Energy companies.

For those officers whose positions primarily relate to utility operations in Wisconsin, the 2018 annual incentive under the STPP will be dependent upon financial achievement determined by WEC Energy’s performance against targets for earnings from continuing operations (25% weight) and cash flow (25% weight), as well as against targets for the aggregate net income of WEC Energy’s Wisconsin utility operations (50% weight). Awards for these officers can be increased or decreased by up to 10% based upon performance in the operational areas of customer satisfaction (5%), safety (2.5%) and supplier diversity (1.25%) for WEC Energy’s Wisconsin utility operations, as well as workforce diversity (1.25%) for the entire family of WEC Energy companies.

For those officers whose positions primarily relate to utility operations in Illinois, the 2018 annual incentive under the STPP will be dependent upon financial achievement determined by WEC Energy’s performance against targets for earnings from continuing operations (25% weight) and cash flow (25% weight), as well as against targets for the aggregate net income of WEC Energy’s Illinois utility operations (50% weight). Awards for these officers can be increased or decreased by up to 10% based upon performance in the operational areas of customer satisfaction (5%), safety (2.5%) and supplier diversity (1.25%) for WEC Energy’s Illinois utility operations, as well as workforce diversity (1.25%) for the entire family of WEC Energy companies.

Additional Performance Unit Measure for Performance Unit Plan

Pursuant to the terms of the WEC Energy Group Performance Unit Plan, amended and restated effective as of January 1, 2017 (the “PUP”), performance units granted under the PUP vest based upon WEC Energy’s performance measured against total shareholder return over a three-year performance period as compared to the total shareholder return of a custom peer group of companies and an Additional Performance Measure, if any, selected by the Compensation Committee. On December 7, 2017, the Compensation Committee selected performance against the weighted average authorized return on equity of all WEC Energy’s utility subsidiaries as the Additional Performance Measure for the 2018 performance unit awards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEC ENERGY GROUP, INC.
(Registrant)

/s/ William J. Guc
Date: December 13, 2017	William J. Guc, Vice President and Controller

4